Exhibit 99.1

The following tables summarize selected financial data for segment disclosures, as recast for the first and second quarter of fiscal 2013, each of the quarterly periods for fiscal 2012, and for annual periods for fiscal 2012 and fiscal 2011 (unaudited):

	For the thirteen weeks ended March 30, 2013 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$865,595	$139,197	$—	$1,004,792
Operating income (loss)	$239,931	$20,239	$(48,066)	$212,104
Depreciation and amortization	$38,600	$16,279	$535	$55,414
Stock compensation expense	$2,674	$930	$5,358	$8,962

	For the thirteen weeks ended December 29, 2012 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$1,131,935	$207,124	$—	$1,339,059
Operating income (loss)	$191,017	$25,958	$(34,534)	$182,441
Depreciation and amortization	$38,992	$16,158	$195	$55,345
Stock compensation expense	$2,519	$425	$3,166	$6,110

	For the fourteen weeks ended September 29, 2012 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$795,739	$150,997	$—	$946,736
Operating income (loss)	$153,721	$15,871	$(25,855)	$143,737
Depreciation and amortization	$37,759	$18,233	$1,938	$57,930
Stock compensation expense	$1,661	$386	$2,192	$4,239

	For the thirteen weeks ended June 23, 2012 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$719,771	$149,423	$—	$869,194
Operating income (loss)	$125,368	$21,933	$(17,573)	$129,728
Depreciation and amortization	$29,452	$15,421	$1	$44,874
Stock compensation expense	$2,011	$379	$2,030	$4,420

	For the thirteen weeks ended March 24, 2012 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$748,107	$136,945	$—	$885,052
Operating income (loss)	$156,342	$12,751	$(19,500)	$149,593
Depreciation and amortization	$26,823	$14,955	$1	$41,779
Stock compensation expense	$2,251	$800	$2,642	$5,693

	For the thirteen weeks ended December 24, 2011 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$970,057	$188,159	$—	$1,158,216
Operating income (loss)	$141,518	$25,643	$(21,323)	$145,838
Depreciation and amortization	$22,688	$14,375	$1	$37,064
Stock compensation expense	$1,885	$325	$1,306	$3,516

	For the fifty three weeks ended September 29, 2012 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Consolidated
Net sales	$3,233,674	$625,524	$—	$3,859,198
Operating income (loss)	$576,949	$76,198	$(84,251)	$568,896
Depreciation and amortization	$116,722	$62,984	$1,941	$181,647
Stock compensation expense	$7,808	$1,890	$8,170	$17,868

	For the fifty two weeks ended September 24, 2011 (Dollars in thousands)
	Domestic	Canada	Corporate - Unallocated	Eliminations	Consolidated
Sales to unaffiliated customers	$2,152,432	$498,467	$—	$—	$2,650,899
Intersegment sales	$36,855	$98,347	$—	$(135,202)	$—
Net sales	$2,189,287	$596,814	$—	$(135,202)	$2,650,899
Operating income (loss)	$399,638	$67,727	$(73,259)	$(25,193)	$368,913
Depreciation and amortization	$68,439	$45,193	$4	$—	$113,636
Stock compensation expense	$5,519	$470	$4,372	$—	$10,361